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                                 Exhibit 3(a)
                                 ------------


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                  RESTATED ARTICLES OF INCORPORATION
                                  OF
                      BOATMEN'S BANCSHARES, INC.


      On June 13, 1995, Restated Articles of Incorporation, as set forth below, were adopted pursuant to Section 351.106(1) R.S.Mo., 1990, as amended, by the affirmative vote of a majority of the Board of Directors of Boatmen's Bancshares, Inc., a Missouri corporation. The following Restated Articles of Incorporation correctly set forth without change the corresponding provisions of the Articles of Incorporation as theretofore amended and supersede the original Articles of Incorporation and all amendments thereto.

                                  ARTICLE I

      The name of the corporation is Boatmen's Bancshares, Inc.

                                  ARTICLE II

      The address of its registered office in the State of Missouri is One Boatmen's Plaza, 800 Market Street, St. Louis, Missouri 63101, and the name of its registered agent at such address is David L. Foulk.

                                 ARTICLE III

      The aggregate number of shares of all classes which this corporation shall have authority to issue is Two Hundred Ten Million Three Hundred Thousand (210,300,000) shares, of which Two Hundred Million (200,000,000) shares shall be common shares of a par value of One Dollar ($1.00) each and Ten Million Three Hundred Thousand (10,300,000) shares shall be preferred shares without par value. The powers, designations, preferences and relative, participating, optional and other rights, and qualifications, limitations and restrictions thereof, are as follows:

      COMMON SHARES: Subject to the rights of the preferred shares, established as hereinafter set forth, the common shares shall have all such powers and rights as provided by The General and Business Corporation Law of Missouri and as are customarily attendant to such shares; and

      PREFERRED SHARES:  Except with respect to the 7% Cumulative
Redeemable Preferred Stock, Series B (Stated Value $100.00 Per Share), as to which the powers, designations, preferences and relative, participating, optional and other rights, and qualifications, limitations and restrictions thereof, are set forth below, the Board of Directors of the corporation is hereby expressly authorized to cause the preferred shares to be issued from time to time, in series, and to provide, by resolution adopted prior to the issue of shares of a particular series, the powers, designations, preferences and relative, participating, optional and other rights (including special rights to elect two (2) Directors), and qualifications, limitations and restrictions thereof and all other matters with respect thereto, as may be so provided for under The General and Business Corporation Law of Missouri, as amended from time to time.

      7% CUMULATIVE REDEEMABLE PREFERRED STOCK, SERIES B

      1. Designation. The designation of this series is "7% Cumulative Redeemable Preferred Stock, Series B" (hereinafter referred to as the "Series B Preferred Stock") and the number of shares


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constituting such series is Thirty-Five Thousand and Forty-Five (35,045).
Shares of Series B Preferred Stock shall have a stated value of $100.00 per share.

      2. Dividends. The holders of record of the shares of the Series B Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors of the corporation, out of any funds legally available for such purpose, cumulative cash dividends at an annual dividend rate per share of 7% of the stated value thereof, which amount is $7.00 per annum, per share, and no more. Such dividends shall be payable each calendar quarter at the rate of $1.75 per share on such dates as shall be fixed by resolution of the Board of Directors of the corporation. The date from which dividends on such shares shall be cumulative shall be the first day after said shares are issued. Accumulations of dividends shall not bear interest. No cash dividend shall be declared, paid or set apart for any shares of common stock unless all dividends on all shares of the Series B Preferred Stock at the time outstanding for all past dividend periods and for the then current dividend shall have been paid, or shall have been declared and a sum sufficient for the payment thereof, shall have been set apart. Subject to the foregoing provisions of this paragraph (2), cash dividends or other cash distributions as may be determined by the Board of Directors of the corporation, may be declared and paid upon the shares of the common stock of the corporation from time to time out of funds legally available therefor, and the shares of the Series B Preferred Stock shall not be entitled to participate in any such cash dividend or other such cash distribution so declared and paid or made on such shares of common stock.

      3. Redemption. From and after October 31, 1988, any holder may, by written request, call upon the corporation to redeem all or any part of said holder's shares of said Series B Preferred Stock at a redemption price of $100.00 per share plus accumulated unpaid dividends to the date said request for redemption is received by the corporation and no more (the "Redemption Price"). Any such request for redemption shall be accompanied by the certificates for which redemption is requested, duly endorsed or with appropriate stock power attached, in either case with signature guaranteed. Upon receipt by the corporation of any such request for redemption from any holder of the Series B Preferred Stock, the corporation shall forthwith redeem said stock at the Redemption Price, provided that: (i) full cumulative dividends have been paid or declared and set apart for payment upon all shares of any series of preferred stock ranking superior to the Series B Preferred Stock as to dividends or other distributions (collectively the "Superior Stock"); and (ii) the corporation is not then in default or in arrears with respect to any sinking or analogous fund or call for tenders obligation or agreement for the purchase, redemption or retirement of any shares of Superior Stock. In the event that, upon receipt of a request for redemption, either or both of the conditions set forth in clauses (i) and (ii) above are not met, the corporation shall forthwith return said request to the submitting shareholder along with a statement that the corporation is unable to honor such request and explanation of the reasons therefor. From and after the receipt by the corporation of a request for redemption from any holder of said Series B Preferred Stock, which request may be honored consistent with the foregoing provisions, all rights of such holder in the Series B Preferred Stock for which redemption is requested shall cease and terminate, except only the right to receive the Redemption Price thereof, but without interest.

      4. Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the corporation, the holders of the Series B Preferred Stock shall be entitled to receive, subject to the provisions of paragraph 7 and before any payment shall be made to the holders of the shares of common stock, the amount of $100.00 each share, plus accumulated dividends. After payment to the holders of the Series B Preferred Stock of the full amount as aforesaid, the holders of the Series B Preferred Stock as such shall have no right or claim to any of the remaining assets which shall be distributed ratably to the holders of the corporation's common stock. If, upon any such liquidation dissolution or winding up, the assets available therefore are not sufficient to permit payments to the


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holders of Series B Preferred Stock of the full amount as aforesaid, then subject to the provisions of paragraph 7, the holders of the Series B Preferred Stock then outstanding shall share ratably in the distribution of assets in accordance with the sums which would be payable if such holders were to receive the full amounts as aforesaid.

      5. Sinking Fund. There shall be no sinking fund applicable to the shares of Series B Preferred Stock.

      6. Conversion. The shares of Series B Preferred Stock shall not be convertible into any shares of common stock or any other class of shares, nor exchanged for any shares of common stock or any other class of shares.

      7. Superior Stock. The corporation may issue stock with preferences superior or equal to the shares of the Series B Preferred Stock without the consent of the holders thereof.

      8. Voting Rights. Each share of the Series B Preferred Stock shall be entitled to equal voting rights, share for share, with each share of the common stock of the corporation.

                                  ARTICLE IV

      No holder of stock of the corporation shall be entitled as a matter of right to subscribe for or purchase any part of any new or additional issue of stock, or securities convertible into stock, of any class whatsoever, whether now or hereafter authorized, and all such additional shares of stock or other securities convertible into stock may be issued and disposed of by the Board of Directors to such person or persons and on such terms and for such consideration (so far as may be permitted by law) as the Board of Directors, in its absolute discretion, may deem advisable.

                                  ARTICLE V

      The number and class of shares to be issued before the corporation shall commence business shall be one hundred (100) shares of common stock with a par value of Ten Dollars ($10.00) per share. The consideration to be paid therefor and the capital with which the corporation shall commence business shall be One Thousand Dollars ($1,000.00). The corporation shall not commence business until consideration of the value of at least One Thousand Dollars ($1,000.00) has been received for the issuance of shares.


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                                  ARTICLE VI

      The name and place of residence of the incorporators are as follows:

                    Names                      Residences
                    -----                      ----------
                 Arthur Blumeyer            41 Washington Terrace
                                            St. Louis, Missouri

                 W.E. Burtelow              3999 Holly Hills Blvd.
                                            St. Louis, Missouri

                 P.W. Herzog                43 Clermont Lane
                                            Ladue Village
                                            St. Louis County, Missouri

                                 ARTICLE VII

      The number of Directors to constitute the Board of Directors shall be twenty-seven (27); provided, however, that such number may be fixed, from time to time, at not less than a minimum of fifteen (15) nor more than a maximum (subject to the rights of the holders of preferred shares as set forth below) of twenty-seven (27), by, or in the manner provided in, the Bylaws of the corporation, and any such change shall be reported to the Secretary of State of Missouri within thirty (30) calendar days of such change. The Directors shall be divided into three classes: Class I, Class II and Class III. Such classes shall be as nearly equal in number as possible. The term of office of the initial Class I Directors shall expire at the annual meeting of shareholders of the corporation in 1988; the term of office of the initial Class II Directors shall expire at the annual meeting of shareholders of the corporation in 1986; and the term of office of the initial Class III Directors shall expire at the annual meeting of shareholders of the corporation in 1987; or in each case when their respective successors are elected and have qualified. At each annual election held after 1984, the Directors chosen to succeed those whose terms then expire shall be identified as being of the same class as the Directors they succeed and shall be elected for a term of three
(3) years expiring at the third succeeding annual meeting or thereafter when their respective successors are elected and have qualified. If the number of Directors is changed, any increase or decrease in Directors shall be apportioned among the classes so as to maintain all classes as nearly equal in number as possible, and any additional Director elected to any class shall hold office for a term which shall expire with the term of the directors in such class. Notwithstanding the foregoing provisions respecting the maximum number of directors and the terms of office and classification of Directors, during any period when the holders of preferred shares, voting as a class, have the special right to elect two (2) Directors pursuant to Article III hereof, then and during the time as such special right continues: (a) if the number of Directors constituting the Board of Directors is in excess of twenty
(20) then the Board of Directors shall be decreased to twenty (20) in number; and (b) the Board of Directors shall then be increased by two (2) Directors who shall be elected by the holders of preferred shares pursuant to such special right, voting as a class, at the next annual meeting of shareholders, for a term of one (1) year until the next annual meeting of shareholders and the election of their successors by the holders of the preferred shares, or until the earlier termination of such special right of the holders of preferred shares to elect such Directors, all as provided for in Article III hereof. At a meeting called expressly for that purpose, a Director of the corporation or the entire Board of Directors (other than a Director or Directors elected by the holders of preferred shares voting as a class pursuant to their special right) may be removed without cause only upon the affirmative vote of the holders of not less than eighty percent (80%)


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of the shares entitled to vote generally in the election of Directors;
provided, however, that, if less than the entire Board of Directors is to be so removed without cause, no one of the Directors may be removed if the votes cast against such Director's removal would be sufficient to elect such Director if then cumulatively voted at an election of the class of Directors of which such Director is a part. At a meeting called expressly for that purpose, a Director (other than a Director elected by the holders of preferred shares voting as a class pursuant to their special right) may be removed by the shareholders for cause by the affirmative vote of the holders of a majority of the shares entitled to vote upon his election.

                                ARTICLE VIII

      The duration of the corporation shall be perpetual.

                                  ARTICLE IX

      The corporation is formed for the following purposes:

      1. To purchase, subscribe for or otherwise acquire and own, hold as an investment or otherwise, use, sell, assign, deal in, transfer, mortgage, pledge, exchange or otherwise dispose of, alone or in syndicates or otherwise in conjunction with others, shares of capital stock, bonds, debentures, notes, evidences of indebtedness and other securities, contracts or obligations of any corporation, association, partnership, entity, or governmental, municipal or public authority, domestic or foreign, and to pay therefor in whole or in part, in cash or by exchanging therefor shares of the capital stock, bonds, debentures, debenture stock, notes or other obligations of this corporation or any other corporation, and while the owner or holder of any such property to receive, collect and dispose of the interest, dividends and income arising from such property, and to possess and exercise in respect thereof all the rights, powers and privileges of ownership, including all voting powers of any securities so owned;

      2. To purchase or otherwise acquire the whole or any part of the property, assets, business, goodwill or rights and to undertake or assume the whole or any part of the bonds, mortgages, franchises, leases, contracts, indebtedness, guaranties, liabilities and obligations of any person, firm, association, corporation or organization, and to pay for the same or any part or combination thereof in cash, shares of the capital stock, bonds, debentures, debenture stock, notes, and other obligations of this corporation or otherwise, or by undertaking and assuming the whole or any part of the liabilities or obligations of the transferor; and to hold or in any manner dispose of the whole or any part of the property and assets so acquired or purchased, and to conduct in any lawful manner the whole or any part of the business so acquired and to exercise all the powers necessary or convenient in and about the conduct, management and carrying on of such business;

      3. To purchase or otherwise acquire, hold, sell, pledge, transfer or otherwise dispose of, and to reissue or cancel the shares of its own capital stock or any securities or other obligations of this corporation;

      4. To promote or assist financially, by loan, subsidy, guaranty, contribution to capital or surplus, or otherwise, corporations, syndicates, partnerships, individuals or associations of all kinds, foreign or domestic, and in connection therewith to execute mortgages, deeds of trust, other forms of encumbrances, contracts and other types of written instruments;

      5. To purchase or otherwise acquire and own, hold, lease, develop, sell, exchange or otherwise use, deal in or dispose of, mortgage or otherwise encumber, real property or any interest


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therein and to purchase or otherwise acquire and own, hold, build, construct, erect, manage, operate, repair, restore, and to dispose of by sale, lease, mortgage or otherwise, buildings and structures of all types;

      6. To purchase or otherwise acquire and own, hold, lease, sell, or otherwise use, deal in or dispose of, mortgage or otherwise encumber personal property of every kind and description or any interest therein, and to operate, manage and maintain the same;

      7. To acquire, own, hold, buy, sell, transfer and otherwise dispose of patents and patent rights, trademarks and trade names, copyrights, licenses, franchises, permits and other evidences of right;

      8. In general to carry on any other lawful business whatsoever in connection with the foregoing or which is calculated, directly or indirectly, to promote the interest of the corporation or to enhance the value of its properties;

      9. To have and to exercise all powers necessary or incident to carrying out its corporate purposes, to exercise all other powers permitted by law, and to possess and enjoy all rights and powers which now or at any time hereafter may be granted to or exercised by a corporation of this character.

                                  ARTICLE X

      The Board of Directors shall have the power to make, alter, amend or repeal the Bylaws of the corporation from time to time.

                                  ARTICLE XI

      The approval of any Business Combination shall, in addition to any affirmative vote required by law, require the affirmative vote of the holders of not less than eighty percent (80%) of the common shares of the corporation then entitled to vote generally in the election of directors of the corporation; provided, however, that any such Business Combination may be approved on the affirmative vote required by law if such Business Combination is approved by not less than seventy-five percent (75%) of the entire Board of Directors of the corporation. As used herein the term "Business Combination" shall mean:

      (i) Any merger or consolidation of the corporation or any subsidiary of the corporation with (a) any Substantial Shareholder or (b) any other corporation which, after such merger or consolidation, would be a Substantial Shareholder, regardless of which entity survives;

      (ii) Any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Substantial Shareholder of all or substantially all of the assets of the corporation or any subsidiary of the corporation, or both;

      (iii) The adoption of any plan or proposal for the liquidation of the corporation proposed by or on behalf of a Substantial Shareholder; or

      (iv) Any transaction involving the corporation or any of its subsidiaries, including the issuance or transfer of any securities of, any reclassification of securities of, or any recapitalization of, the corporation or any of its subsidiaries, or any merger or consolidation of the corporation with any of its subsidiaries (whether or not involving a Substantial Shareholder), if the transaction would have the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the corporation or any subsidiary, of which a Substantial Shareholder is the Beneficial Owner.

      As used herein, the term "Substantial Shareholder" shall mean and include any individual, corporation, partnership or other person or entity which, together with its "Affiliates" and "Associates" (as such terms were defined as of February 29, 1984 in Rule 12b-2 under the Securities Exchange Act of 1934), is the "Beneficial Owner" (as determined in accordance with the criteria set forth as of February 29, 1984 under Rule 13d-3 under the Securities Exchange Act of 1934) in the aggregate of more than five percent (5%) of the outstanding shares of the corporation entitled to vote generally in an election of Directors; and any Affiliate or Associate of any such individual, corporation, partnership or other person or entity.

                                 ARTICLE XII

      The corporation reserves the right to amend, alter, change or repeal any provisions contained in these Articles of Incorporation in the manner now or hereafter prescribed by law, and all rights conferred upon shareholders herein are granted subject to this reservation; provided, however, that any amendment, alteration or repeal of the provisions of Article VII, Article XI or this proviso to Article XII shall, in addition to any affirmative vote required by law, require the affirmative vote of the holders of eighty percent (80%) of the common shares of the corporation then entitled to vote at a meeting of shareholders called for such purpose.

                                ARTICLE XIII

      (1) The corporation shall indemnify each of its Directors, its Chairman of the Board, its Vice Chairman of the Board, its President and its Vice Presidents to the full extent specified by Section 351.355 of the Revised Statutes of Missouri, as amended from time to time, (the "Indemnification Statute") and, in addition, shall indemnify each of them against all expenses (including without limitation all attorneys' fees, judgments, fines and amounts paid in settlement) incurred by him in connection with any claim (including, without limitation, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether or not by or in the right of any corporation) by reason of the fact that he is or was serving the corporation or at the request of the corporation in any of the capacities referred to in the Indemnification Statute or arising out of his status in any such capacity, provided that the corporation shall not indemnify any person from or on account of such person's conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct.

      (2) The corporation may, to such extent as it deems appropriate and as may be permitted by the Indemnification Statute, indemnify any other person referred to in the Indemnification Statute against any such expenses incurred by him in connection with any such claim by reason of the fact that he is or was serving the corporation or at the request of the corporation in any of such capacities or arising out of his status in any such capacity.

      (3) The corporation is authorized to give or supplement any of the aforesaid indemnifications by bylaw, agreement or otherwise and fund them by insurance to the extent it deems appropriate. Amounts to be paid under this Article shall be disbursed at such times and upon such procedures as the corporation shall determine. All such indemnification shall continue as to any person who has ceased to serve in any of the aforesaid capacities and shall inure to the benefit of the heirs, devisees and personal representatives of such person. Indemnification given under section (1) or given or supplemented under this section (3) of this Article XIII shall survive elimination or modification of this Article with respect to any such expenses incurred in connection with claims arising out of acts or omissions occurring prior to such elimination or modification and persons to whom such indemnification is given shall be entitled to rely upon such indemnification as a contract with the corporation.

      IN WITNESS WHEREOF, these Restated Articles of Incorporation have been executed in duplicate on behalf of said corporation this 13th day of June, 1995.

                                    BOATMEN'S BANCSHARES, INC.



                                    By /s/ Andrew B. Craig, III
                                      -----------------------------------------
                                            Andrew B. Craig, III
                                            Chairman of the Board
                                             and Chief Executive Officer
(SEAL)



                                    By /s/ David L. Foulk
                                      -----------------------------------------
                                            David L. Foulk
                                            Secretary

ATTEST:



 /s/ David L. Foulk
- -------------------------------------
David L. Foulk
Secretary

STATE OF MISSOURI       )
                        ) SS.
CITY OF ST. LOUIS       )

      I, Susan M. Hill, a notary public, do hereby certify that on this 13th day of June, 1995, personally appeared before me Andrew B. Craig, III and David L. Foulk, who, being by me first duly sworn, declared that they are, respectively, the Chairman of the Board and Chief Executive Officer and Secretary of Boatmen's Bancshares, Inc., that they signed the foregoing document as, respectively, Chairman of the Board and Chief Executive Officer and Secretary of the corporation, and that the statements therein contained are true.

(NOTARIAL SEAL)

                                     /s/ Susan M. Hill
                                    -------------------------------------------
                                    Susan M. Hill
                                    Notary Public

My Commission expires:  September 9, 1998.